Exhibit 10.3

THE ARISTOCRAT GROUP

JOINT VENTURE AGREEMENT BY AND BETWEEN

Aristocrat Group Corp.

AND

The Westcoast Spirits Company Ltd.

This Joint Venture Agreement is entered into as of the 31st day of October, 2013 by and between Aristocrat Group Corp. (hereafter referred to as ” ASCC “), whose address is 495 Grand Blvd., Suite 206, Miramar Beach, FL 32550, and The Westcoast Spirits Company, Ltd. , (hereafter referred to as “Company” or “WSCL”) whose address is #124-101 Parkside Drive, Port Moody, B.C. V3H 4W6.

RECITALS

The Parties have agreed to work together to acquire or develop, promote and distribute products within the beverage alcohol industry in Canada and the United States. (the “Business”).

THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. The Business. The Parties hereby agree to jointly work towards development of the business strategy of the Company defined herein. The Company will execute the business plan or other programs as agreed to by the Parties, make any and all necessary disbursements on behalf of the Business, and collect and distribute profits in accordance with the ownership percentages of the Joint Venture. The terms of this Agreement will be implemented in the governing documents of the Company to the extent practicable; to the extent that certain terms may not be implemented in the Company’s governing documents, then this Agreement will govern the relations between the Parties to the extent of any such inability.

2. Contributions. The contribution of each Party to the Business are as set forth on Appendix A.

3. Operations of Venture. All losses and disbursements incurred by the Company in acquiring, holding and protecting the business interest and the net profits shall, during the period of the venture, be paid by the Company in the proportions described herein. As set forth on Appendix A, ASCC has agreed to provide certain financing for the Company and such financing may be limited to the current participation at any time at the sole discretion of ASCC. All losses incurred by the Parties will be limited to their financial contribution to the Business and ASCC will be held harmless by the Company for any liabilities incurred in excess of this amount.  The Parties agree that ASCC will also provide consulting services to the Company as required and that ASCC will participate in strategic and operational decisions as required.

4. Profits of the Venture. The Parties agree to allocate the profits (as defined herein) in the following manner:

- 15/85 – ASCC and Company for a period of two years.

The basis for determining each of the Parties respective share in profit will be EBITDA (Earnings before interest, taxes, depreciation and amortization).  Additionally, EBITDA will be calculated before any management bonuses or other non-traditional operating costs. Upon completion the Parties will share equally in the IP of the Business.

5. Arbitration and Attorneys’ Fees. The Parties agree that any dispute, claim, or controversy concerning this Agreement or the termination of this Agreement, or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Houston, Texas in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Parties will pay the costs and expenses of such arbitration in such proportions as the arbitrator shall decide, and each Party shall separately pay its own counsel fees and expenses.

7. Confidential Information. The parties acknowledge and agree that in the course of the performance of this Agreement or additional services pursuant to this Agreement, that each may be given access to, or come into possession of, confidential information of the other party which information may contain trade secrets, proprietary data or other confidential material of that party. Therefore, the Parties will execute a Non-Disclosure Agreement. Materials used in any engagement undertaken pursuant to this Agreement shall not be altered or changed without the consent of both parties.

8. Indemnification. Each Party, at its own expense, shall indemnify, defend and hold the other Party, its partners, shareholders, directors, officers, employees, and agents harmless from and against any and all third-party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney’s fees) resulting solely and directly from the indemnifying party’s negligence or willful misconduct. Neither Party shall be required hereunder to defend, indemnify or hold harmless the other and/or its partners, shareholders, directors, officers, directors, employees and agents, or any of them, from any liability resulting from the negligence or wrongful acts of the party seeking indemnification or of any third party. The Parties agree to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. The indemnifying Party shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each Party further agrees to cooperate with the other in the defense of any such claim or other matter.

9. Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. EACH JOINT VENTURER HEREBY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS FOR ANY LAWSUIT FILED THERE AGAINST ANY PARTY TO THIS AGREEMENT BY ANY OTHER PARTY TO THIS AGREEMENT CONCERNING THE JOINT VENTURE OR ANY MATTER ARISING FROM OR RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first written above.

/s/ Robert William Brown	October 31, 2013
Signature	Date

Robert William Brown – The Westcoast Spirits Company, Ltd.

/s/ Robert Federowicz	October 31, 2013
Signature	Date

Robert Federowicz – Aristocrat Group Corp.

APPENDIX A

CONTRIBUTIONS OF THE PARTIES

ASCC

The participation of ASCC in the Joint Venture referred to herein will be by way of providing business advisory services as defined below, as well as the start-up and operating expenses such as to facilitate the completion of the undertaking of the Business.

ASCC commits to fund $125,000 of the cash flow requirements as set forth in an approved budget prepared by the Company in regular monthly contributions of $12,500 USD.  ASCC’s obligation to continue funding is solely at the discretion of ASCC.

Additionally, ASCC will provide the following:

-	Management oversight for the roll-out of the Company’s products;

-	Financial advice concerning the financial operation of the entity and or advice regarding tax efficient structures;

-	Assistance with the hiring and placement of a Chief Marketing Officer for the Company;

-	Introductions and consulting with respect to marketing and product introductions as required;

The Westcoast Spirits Company, Ltd.

The participation of the Company in the Business will be in the form of management, administration and operation of the business and take all steps necessary to import and market the Products of the Company and will include but not be limited to the following:

-	Maintaining the legal entity, which will be a limited liability corporation, through which the Business will be conducted;

-	Maintaining all books of account and any necessary tax and commodity tax filings and payments as required;

-	Hiring all necessary consultants for the execution of the Business of the Joint Venture;

-	Dissemination of all relevant reportable events that affect the Business;

-	Monthly reporting to ASCC on all activities under taken by the Business and a budget to actual reporting of the operational expenditures of the Business;